                                                                    Exhibit 12.1



                                 KNOLOGY, INC.

               Computation of Ratio of Earnings to Fixed Charges


                                                                     YEAR ENDED
                                   ------------------------------------------------------------------------------
                                   December 31,    December 31,    December 31,     December 31,     December 31,
                                       1995            1996            1997             1998             1999
                                   ------------    ------------    ------------     ------------     ------------
EARNINGS:
   Income (Loss) before
   cumulative effect of
   change in accounting
   principle and
   (provision) benefit for
   income taxes per
   statement
   of operations.............         $1,047,874       $2,802,056       $183,438     $(27,608,378)    $(76,743,572)

ADD:
   Portion of rents
   representative of the
   interest factor...........                  0                0              0            86,192          248,333

   Interest on indebtedness..            555,815            9,933         12,431        29,033,088       34,308,742

   Capitalized interest......                  0                0              0         2,469,000        3,040,000


   Amortization of debt
   discount..................                  0                0              0        13,651,778       15,798,661


   Fixed charges of
   unconsolidated
   subsidiary................                  0        1,078,831      6,249,356                 0                0
                                      ----------       ----------     ----------       -----------    -------------

Income as adjusted...........         $1,603,689       $3,890,820     $6,445,225       $17,631,680    $(23,347,836)
                                      ==========       ==========     ==========       ===========    =============
FIXED CHARGES:

   Portion of rents
   representative of the
   interest factor...........                  0                0              0            86,192          248,333

   Interest on indebtedness..            555,815            9,933         12,431        29,033,088       34,308,742

   Capitalized interest......                  0                0              0         2,469,000        3,040,000


   Amortization of debt
   discount..................                  0                0              0        13,651,778       15,798,661


   Fixed charges of
   unconsolidated
   subsidiary ...............                  0        1,078,831      6,249,356                 0                0
                                      ----------       ----------     ----------       -----------    -------------
   Fixed charges.............           $555,815       $1,088,764     $6,261,787       $45,240,058      $53,395,736
                                      ==========       ==========     ==========       ===========    =============

   Ratio of earnings to fixed
   charges...................               2.89             3.57           1.03                --               --

   Insufficient earnings to
   cover fixed charges.......                 --               --             --        27,608,378       76,743,572
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